UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

July 5, 2006

Date of report (Date of earliest event reported)

ADVO, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-11720	06-0885252
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

One Targeting Centre, Windsor, Connecticut 06095

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (860) 285-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01    Entry into a Material Definitive Agreement

On July 5, 2006, Valassis Communications, Inc. (“Valassis”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ADVO, Inc. a Delaware corporation (“ADVO”), and Michigan Acquisition Corporation, a wholly owned subsidiary of Valassis (“Merger Sub”). The Merger Agreement provides for a business combination whereby Merger Sub will merge with and into ADVO (the “Merger’). As a result of the Merger, the separate corporate existence of Merger Sub will cease and ADVO will continue as a wholly owned subsidiary of Valassis.

As of the Effective Time (as defined in the Merger Agreement), each share of common stock of ADVO (other than shares owned by ADVO, Valassis or Merger Sub which will be cancelled and Dissenting Shares (as defined in the Merger Agreement)), will be converted into the right to receive $37.00 in cash, without interest. Each ADVO stock option outstanding immediately prior to the time of closing of the Merger shall become fully vested and each holder thereof shall receive, at the Effective Time, an amount of cash, without interest, equal to the excess, if any, of $37.00 over the exercise price of such stock option. The total cash consideration for the Merger is approximately $1,193,000,000 (on a diluted basis).

The Board of Directors of ADVO and Valassis have each unanimously approved the Merger Agreement. Each party’s obligation to consummate the Merger is subject to customary conditions, including (i) the approval of ADVO’s shareholders, (ii) the expiration or termination of the Hart-Scott-Rodino waiting period, (iii) the absence of any injunctions or statutory prohibitions and (iv) the performance of each party of its obligations under the Merger Agreement and the accuracy of each party’s representations.

The Merger Agreement contains certain termination rights for both Valassis and ADVO, and further provides that, upon termination of the Merger Agreement under certain specified circumstances, ADVO may be required to pay Valassis a termination fee of $38 million.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

In connection with the Merger Agreement, Valassis and ADVO entered into a Letter Agreement, dated July 5, 2006, with respect to certain compensation and employee benefits matters. A copy of the Letter Agreement is attached hereto as Exhibit 2.2 and is incorporated herein by reference.

It is anticipated that Valassis will enter into a consulting agreement with S. Scott Harding, who is currently the Chief Executive Officer of ADVO, effective upon consummation of the Merger.

Bear, Stearns & Co. has provided Valassis committed financing for the Merger.

Additional Information

ADVO will file a preliminary and definitive proxy statement and other relevant documents concerning the proposed merger with the Securities and Exchange Commission. Its shareholders are urged to read the definitive proxy statement when it becomes available, because it will contain important information. Shareholders may obtain, free of charge, a copy of the definitive proxy statement (when it is available) and other documents filed by ADVO with the Securities and Exchange Commission at the Securities and Exchange Commission’s website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by ADVO will be available free of charge from ADVO. ADVO and its directors and executive officers and certain other of its employees may be soliciting proxies from shareholders of ADVO in favor of the proposed transaction.

Information concerning the participants in the proxy solicitation will be set forth in the proxy statement when it is filed with the Securities and Exchange Commission.

ITEM 3.03    Material Modification to Rights of Security Holders

On July 5, 2006, ADVO and Mellon Investor Services LLC entered into an Amendment (the “Amendment”) to the Amended and Restated Stockholder Protection Rights Agreement, dated as of February 10, 2003, between ADVO and Mellon Investor Services LLC, as Rights Agent (the “Rights Agreement”). The Amendment amends the Rights Agreement to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by the Merger Agreement, and to cause the Rights to be terminated immediately prior to the closing of the Merger. Except as expressly provided in the Amendment, the Rights Agreement remains in full force and effect. The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 4.1 hereto and is hereby incorporated by reference herein.

ITEM 8.01    Other Events

On July 10, 2006, ADVO issued a press release announcing that its Board of Directors had declared its regular quarterly cash dividend of $0.11 per share of common stock payable on August 4, 2006, to stockholders of record on July 28, 2006. Pursuant to the terms of the Merger Agreement between ADVO and Valassis, ADVO will not pay additional dividends prior to the closing of the merger. The press release is attached as Exhibit 99.1.

ITEM 9.01    Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of July 5, 2006, by and among Valassis Communications, Inc., Michigan Acquisition Corporation and ADVO, Inc.

2.2	Letter Agreement, dated as of July 5, 2006, by and between Valassis Communications, Inc. and ADVO, Inc.

4.1	Amendment to the Amended and Restated Stockholder Protection Rights Agreement, dated as of July 5, 2006, between ADVO, Inc. and Mellon Investor Services LLC, as Rights Agent.

99.1	Text of press release issued by ADVO, Inc. dated July 10, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVO, Inc.

Date: July 10, 2006

By:  /s/  JEFFREY EPSTEIN

        Jeffrey Epstein

        Executive Vice President and

        Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of July 5, 2006, by and among Valassis Communications, Inc., Michigan Acquisition Corporation and ADVO, Inc.

2.2	Letter Agreement, dated as of July 5, 2006, by and between Valassis Communications, Inc. and ADVO, Inc.

4.1	Amendment to the Amended and Restated Stockholder Protection Rights Agreement, dated as of July 5, 2006, between ADVO, Inc. and Mellon Investor Services LLC, as Rights Agent.

99.1	Text of press release issued by ADVO, Inc. dated July 10, 2006.